UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2023
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C4 THERAPEUTICS, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39567	47-5617627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 120 Watertown, MA		02472
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (617) 231-0700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CCCC	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 11, 2023, C4 Therapeutics, Inc. (“C4T”) entered into a License and Collaboration Agreement (“License Agreement”) with Merck Sharp & Dohme LLC (“Merck”) to collaborate on the development and commercialization of degrader-antibody conjugates (“DACs”:), an emerging modality designed to selectively target and neutralize disease-causing proteins in cancer cells.
Pursuant to the terms of the License Agreement, C4T grants Merck a worldwide, exclusive license under certain of C4T’s intellectual property rights to develop, manufacture and commercialize DACs directed to an initial undisclosed oncology target. Merck is responsible for all development, regulatory approval, manufacturing and commercialization costs. Under the terms of the License Agreement, Merck has agreed to make an upfront cash payment of $10.0 million. For DACs directed to the initial target, C4T is eligible to receive milestone payments totaling approximately $600 million in aggregate, plus tiered royalties on net sales. Royalties payable from Merck to C4T range from mid single-digit to low double-digit percent, subject to reductions under certain circumstances as described in the License Agreement.
In addition, as part of the collaboration, C4T grants Merck options to obtain worldwide, exclusive licenses under certain of C4T’s intellectual property rights to develop, manufacture and commercialize DACs directed to three additional targets, each subject to payment of an option exercise price. If Merck exercises these options, these additional programs would also provide for additional potential milestones and royalties. If Merck exercises all of its options to extend the collaboration, C4T would be eligible to receive up to approximately $2.5 billion in potential payments across the entire collaboration.
Under the License Agreement, the royalty term for all contemplated royalties shall terminate on a product-by-product and country-by-country basis on the latest of (i) the ten (10) year anniversary of the first commercial sale of such product in such country, and (ii) the expiration of the last-to-expire licensed patent that covers such product in such country.
The License Agreement includes customary representations and warranties, covenants and indemnification obligations for a transaction of this nature. The License Agreement became effective upon signing and will continue until all of Merck’s applicable payment obligations under the License Agreement have been performed or have expired, or the agreement is earlier terminated. Under the terms of the License Agreement, each of C4T and Merck has the right to terminate the agreement for material breach by, or insolvency of, the other party. Merck may also terminate the License Agreement in its entirety, or on a product-by-product or country-by-country basis, for convenience upon sixty (60) days’ notice.
The foregoing description of the License Agreement is only a summary and is qualified in its entirety by reference to the License Agreement, a copy of which C4T intends to file as an exhibit to C4T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Item 7.01 Regulation FD Disclosure.
On December 12, 2023, C4T issued a press release relating to the License Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K (17 CFR 229.601) and Instruction B.2 to this form.

Exhibit Number	Description
99.1	Press release issued December 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C4 Therapeutics, Inc.

Date: December 12, 2023	By:	/s/ Jolie M. Siegel
Jolie M. Siegel
Chief Legal Officer